DocuSign Envelope ID: 23888D3F-AABE-425B-A488-C0A17835B391

AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULES 30e-3

TIAA CREF Life Insurance Company (the “Company”), John Hancock Variable Insurance Trust (the “Fund”), a Massachusetts business trust, and John Hancock Distributors, LLC (the “Underwriter”), a Delaware limited liability company, entered into a certain participation agreement dated December 2, 2014, as amended (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of December 1, 2020, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund and the Underwriter (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e- 3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website of certain fund materials required by Rule 30e-3;

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 unless the Fund prepares and provides the Fund Documents that are specified in Rules 30e-3;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Underwriter hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Fund Documents; Website Posting.

DocuSign Envelope ID: 23888D3F-AABE-425B-A488-C0A17835B391

(a).      Fund Documents. The Fund (and Underwriter) is (are) responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3:

(i)	Statutory Prospectus for the Portfolios;

(ii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iii)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(iv)	Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(v)	Portfolio Holdings For Most Recent First and Third Fiscal Quarter (together with the complete portfolio holdings specified in (iv) above, the “Portfolio Holdings”).

(b).      Deadline for Providing, and Currentness of, Fund Documents.

(i).    The Fund and the Underwriter shall provide the Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Variable Contracts.

(ii).    The Fund and the Underwriter shall provide the Shareholder Reports on a timely basis (to facilitate the required website posting).

(c).      Format of Fund Documents. The Fund and the Underwriter shall provide the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that are convenient for both reading online and printing on paper (in accordance with Rule 30e-3).

(d).      Website Hosting. The Company shall host and maintain the website in accordance with the requirements of Rule 30e-3.

2.	Provision of Fund Documents for Paper Delivery. The Fund and the Underwriter shall:

(a).      At their expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3). Such Company requests shall be fulfilled

PUBLIC (P)

DocuSign Envelope ID: 23888D3F-AABE-425B-A488-C0A17835B391

reasonably promptly, but in no event more than 7 business days after the request from the Company is received by either the Fund or the Underwriter.

(b).      Alternatively, if requested by the Company in lieu thereof, the Fund or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Fund.

(c).      The Fund and/or the Underwriter shall reimburse the Company for the costs of mailing the Fund Documents to Contract Owners.

3.

Portfolio Expense and Performance Data. The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration, sale and preparation of the annually updated registration statement of the Variable Contracts on a timely basis.

4.	Construction of this Amendment; Participation Agreement.

(a).      This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b).      To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

5.	Termination. This Amendment shall terminate upon the earlier of:

(a).      termination of the Participation Agreement; or

(b).      60 days written notice from any Party to the other Parties.

6.

Counterparts and Delivery. This Amendment may be executed, including execution in electronic format, in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

7.	Joint and Several Liability. The responsibilities, obligations, duties and liabilities of the Fund and Underwriter under this Amendment shall be joint and several.

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DocuSign Envelope ID: 23888D3F-AABE-425B-A488-C0A17835B391

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

TIAA CREF LIFE INSURANCE COMPANY, on behalf of itself and each Separate Account

By:
Print Name: Todd Sagmoe
Title: Vice President

The Fund:

By:
Print Name: Andrew Arnott
Title: President & CEO
The Underwriter:

By:
Print Name: Jeff Long
Title: cfo

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